Exhibit 99.1

February 1, 2012	801 E. 86th Avenue Merrillville, IN 46410
FOR ADDITIONAL INFORMATION
Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Managing Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Reports 2011 Earnings

•	Results at the top of 2011 earnings guidance range

•	Infrastructure-investment-driven growth opportunities advance

•	Record $1.4 billion capital investment program in 2012

•	2012 earnings outlook of $1.40 to $1.50 per share reflects ongoing growth

MERRILLVILLE, Ind.—NiSource Inc. (NYSE: NI) today announced net operating earnings (non-GAAP) of $377.8 million, or $1.35 per share, for the twelve months ended Dec. 31, 2011, compared to net operating earnings of $338.2 million, or $1.22 per share for 2010 – an increase of about 10.7 percent. NiSource’s consolidated operating earnings (non-GAAP) for the twelve months ended Dec. 31, 2011, were $961.3 million compared to $915.3 million in 2010.

On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended Dec. 31, 2011, of $303.8 million, or $1.08 per share, compared with $285.2 million, or $1.03 per share in 2010. Operating income was $905.1 million for 2011 versus $905.7 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.

For the three months ended Dec. 31, 2011, net operating earnings (non-GAAP) were $91.2 million, or $0.32 per share, compared with $93.6 million, or $0.33 per share, for the same period in 2010. On a GAAP basis, income from continuing operations for the three months ended Dec. 31, 2011, was $17.6 million, or $0.06 per share, compared with $34.2 million, or $0.12 per share for the fourth quarter of 2010.

“2011 was a year of significant achievement, groundbreaking performance and industry-leading growth in shareholder value,” NiSource President and Chief Executive Officer Robert C. Skaggs, Jr. said. “Across the board, NiSource teams delivered on our well-established, infrastructure-investment-driven business strategy. This strategy generated earnings growth in line with our guidance range for the fifth consecutive year, and positioned the company to deliver total shareholder return of approximately 40 percent in 2011, significantly outperforming broader market and utility indices for the third consecutive year.”

In announcing NiSource’s 2011 results, Skaggs highlighted key business accomplishments and ongoing initiatives expected to drive continued earnings growth for the company during 2012.

Financial strength to fund $1.4 billion in 2012 capital investments

NiSource continued to build on its financial strength and discipline during 2011, positioning the company to take advantage of a deep and expanding inventory of identified investment opportunities across all its business units.

“Building on NiSource’s disciplined, well-executed financial strategy, and the range of investment opportunities available to the company, we are pleased to announce a capital investment program of approximately $1.4 billion in 2012,” Skaggs said. “This represents an increase of nearly 25 percent over our $1.13 billion 2011 program.”

Skaggs noted that the increase will primarily fund attractive and accretive investment opportunities at its NiSource Gas Transmission and Storage (NGT&S) unit, as well as at Northern Indiana Public Service Company (NIPSCO). In addition, the company expects to invest $533 million at its NiSource Gas Distribution (NGD) business unit.

The company’s solid financial profile was further strengthened as a result of a number of key initiatives taken during 2011. These initiatives, which will serve to reduce financing costs, extend the company’s debt maturity profile and help manage its liabilities, included:

•	Successful issuance of a total of $900 million of long-term notes, of which $250 million was used to make an accelerated contribution to the company’s pension plans;

•	Completion of a $250 million tender offer to repurchase high-interest long-term debt in December;

•	Launch of a $500 million commercial paper program in June; and

•	Renewal of the company’s $1.5 billion revolving credit facility for an additional four years in March.

Skaggs noted that, given NiSource’s strong cash position, the company does not plan to draw upon its Sept. 2010 forward equity sale until the third quarter of 2012. NiSource closed the year with $364 million in net available liquidity.

NIPSCO electric positioned for continued long-term investment and growth

NIPSCO’s electric business made significant strides during 2011 to advance its strategy of enhancing customer service and reliability, modernizing rate design and building a foundation for long-term, investment-driven growth.

•

In December, NIPSCO’s landmark electric rate case settlement was approved without modification by the Indiana Utility Regulatory Commission (IURC). The collaborative settlement represents a balanced agreement that supports NIPSCO's ability to provide Indiana families, businesses and industries with the affordable, reliable and environmentally sustainable power they need now and in the future.

•

As part of a multi-state effort to strengthen the electric transmission system serving the Midwest, NIPSCO will make an approximately $270 million investment in a new, 100-mile, 345-kilovolt transmission project in northern Indiana. The project, one of 17 major new transmission system improvements reviewed and authorized by the Midwest Independent Transmission System Operator (MISO), is scheduled to be in service during the latter part of the decade.

•

Significant environmental investments at NIPSCO’s coal-fired electric generation facilities remain on schedule, including construction of Flue Gas Desulfurization equipment on two units at the company's Schahfer generating station. The improvements, part of a nearly $850 million environmental investment program over the next six to eight years, will position NIPSCO to comply with emission standards recently issued by the U.S. Environmental Protection Agency.

“From the successful completion of the electric rate case, to ongoing customer, environmental and economic development programs, NIPSCO is well positioned for significant, sustainable investment and growth in northern Indiana,” Skaggs noted. “Taken together, these efforts will strengthen system reliability, customer service and responsiveness, environmental and community quality, while providing stable ongoing earnings growth.”

Leveraging gas transmission and storage and midstream growth opportunities

NGT&S also continues to advance key strategies to enhance system reliability, develop new growth projects, and leverage the company's strategic footprint in emerging shale gas production areas.

•

During 2011, NGT&S placed into service a number of strategic growth projects, primarily serving the Marcellus shale production area. These and other projects placed into service in previous years contributed over $30 million in additional demand revenues in 2011.

•

On the regulatory front, in November, the Federal Energy Regulatory Commission (FERC) approved the settlement of Columbia Gulf Transmission’s Oct 2010 base rate case. The settlement—effective as of May 2011—reflects updated costs and operating conditions, and will position the company to meet customer needs and earn a reasonable return on its investment.

•

NGT&S continues to develop a range of additional supply-driven growth initiatives, including mineral leasing, midstream projects and traditional pipeline expansion opportunities. One project in the later stages of development involves an approximately $145 million investment in 90 miles of pipeline facilities in western Pennsylvania supporting increased shale production. A major Marcellus shale producer will anchor the project, which is expected to have an initial capacity of approximately 300,000 dekatherms per day with interconnects with multiple interstate pipelines. A definitive agreement is anticipated by the end of the first quarter and the project is expected to be placed in service in late 2012.

•

Millennium Pipeline also is progressing on plans to add more than 12,000 horsepower of compression to its system in Orange County, NY, driven by increased shale production. Pending FERC approval, the new compressor station represents an investment of approximately $43 million. The project is anticipated to be in-service in Nov. 2012 and increase Millennium’s delivery capabilities at its interconnection with Algonquin Gas Transmission to 675,000 dekatherms per day. NiSource owns a 47.5 percent interest in Millennium.

•

Looking forward, NGT&S also is considering the possibility of a long-term system modernization program designed to enhance the reliability and flexibility of its infrastructure; respond to changing supply and market dynamics; and comply with developing pipeline safety and integrity requirements. In addition to numerous customer, environmental and economic development benefits, the multi-billion dollar program—which is in the early stages of development—would also support ongoing rate base and earnings growth.

“On the heels of solid progress and the addition of experienced, energized leadership in 2011, our NGT&S team is fully engaged with customers to develop and execute on a broad array of infrastructure enhancement and new growth opportunities,” Skaggs said. “Our NGT&S capital investment program for 2012 is approximately $430 million—an increase of 43 percent over 2011—reflecting a significant increase in accretive expansion projects capitalizing on the attractive opportunities available to NGT&S in the developing shale supply regions. These and other projects will serve to enhance the long-term value of our assets for the benefit of our customers, shareholders and other key stakeholders.”

Executing gas distribution infrastructure, customer and regulatory programs

Combining long-term infrastructure modernization programs with complementary customer programs and regulatory initiatives continues to be the focus at NGD.

•

Infrastructure modernization and replacement projects continued across NGD as part of its $4 billion plus modernization program. In total during 2011, nearly $320 million was invested in modernization and replacement programs at NGD.

•

In November, Columbia Gas of Virginia received regulatory approval of its application for accelerated recovery of its infrastructure projects. Part of Virginia’s SAVE Act (Steps To Advance Virginia’s Energy Plan), the company plans to invest $100 million over the next five years on its infrastructure modernization program.

•

On the customer front, in December, Columbia Gas of Ohio received approval from the Public Utilities Commission of Ohio to extend and expand its energy efficiency programs for an additional five years, starting in 2012. Over the life of the proposed programs, COH estimates customers will save up to $300 million through reduced energy usage. Also in December, NIPSCO’s gas business received IURC approval of various existing and new customer energy efficiency programs through Nov. 2012.

•

As previously announced, the Pennsylvania Public Utility Commission issued a final order in Columbia Gas of Pennsylvania’s base rate case on Oct. 14, which authorized an annual revenue increase of $17 million. The Commission also authorized a new residential rate design with a higher minimum monthly charge, including a fixed customer charge and usage allowance.

“Our focus on infrastructure modernization at our utilities continues to benefit our customers and communities, as well as NiSource shareholders,” Skaggs said. “Our proactive, collaborative approach, combined with appropriate regulatory treatment, has served us well as we execute on this long-term core strategy.”

Earnings growth outlook continues with 2012 guidance of $1.40 to $1.50 per share

Based on the continued success of NiSource’s balanced business strategy and a deep inventory of investment opportunities across each of its business units, NiSource expects to deliver 2012 net operating earnings (non-GAAP) within a range of $1.40 to $1.50 per share, representing solid growth over 2011 results.

There will likely be differences between net operating earnings and GAAP earnings, but, due to the unpredictability of weather and other factors, NiSource is not providing GAAP earnings guidance.

Skaggs noted that the company’s outlook continues to be driven by execution of its infrastructure-investment programs and is premised on a relatively modest and gradual economic recovery across the markets served by its utilities.

“With a growing inventory of infrastructure investment opportunities and a strong financial foundation to support a $1.4 billion capital investment program, NiSource is well-positioned to continue growing earnings and increasing shareholder value in 2012 and beyond,” Skaggs concluded. “Leveraging the momentum we have built over the past few years will enable NiSource to continue delivering on our financial commitments—a strong and secure dividend, stable investment-grade credit ratings and long-term, sustainable earnings growth.”

Full-Year 2011 Operating Earnings—Segment Results (non-GAAP)

NiSource’s consolidated operating earnings (non-GAAP) for the year ended Dec. 31, 2011, were $961.3 million, compared to $915.3 million in 2010. Refer to Schedule 2 for the items included in 2011 and 2010 GAAP operating income but excluded from operating earnings. Operating earnings for NiSource’s business segments for the full-year ended Dec. 31, 2011, are discussed below.

NiSource Gas Distribution reported operating earnings of $438.8 million compared to $342.6 million reported for the year ended Dec. 31, 2010. Net revenues, excluding the impact of regulatory trackers, increased $31.2 million primarily attributable to new rates under Columbia Gas of Ohio’s approved infrastructure replacement program and rate cases at other utilities. Additionally, there was an increase in residential and commercial margins. These increases were partially offset by a decrease in off-system sales and lower industrial margins.

Operating expenses, excluding the impact of trackers, were $65.0 million lower than the comparable period in the prior year primarily due to a reduction of approximately $75 million in depreciation costs as a result of reduced depreciation rates at NIPSCO. These decreases were partially offset by an increase in employee and administrative costs for the business segment.

NiSource Gas Transmission and Storage reported operating earnings of $360.1 million versus operating earnings of $376.8 million for the year ended Dec. 31, 2010. Net revenues, excluding trackers, increased $50.5 million primarily attributable to an increase in demand margin revenue as a result of growth projects placed into service in 2011 and throughout 2010, the impact of new Columbia Gulf rates placed into effect on May 1, 2011, and an increase in mineral rights royalty revenue. These increases were partially offset by the recognition of revenue in the prior year related to a previously deferred gain for native gas.

Operating expenses, excluding trackers, increased by $66.8 million primarily due to higher employee and administrative expenses, driven largely by pension contributions, increased environmental costs, higher software and separation costs. These increases were partially offset by a decrease in outside service costs.

Equity earnings decreased by $0.4 million for 2011 compared to 2010.

NiSource Electric reported operating earnings of $203.0 million for the year ended Dec. 31, 2011, compared with operating earnings of $217.0 million for the prior year period. Net revenues, excluding trackers, decreased by $0.6 million primarily due to decreased residential and commercial margins and lower environmental cost recovery rates partially offset by increased industrial usage and margins and lower revenue credits.

Operating expenses, excluding trackers, increased by $13.4 million due primarily to an increase in employee and administrative expenses, higher outside service and rate case costs. These increases were partially offset by the costs incurred in the prior year related to an inventory write-off.

Corporate and Other Operations reported an operating earnings loss of $40.6 million for the year ended Dec. 31, 2011, compared to an operating earnings loss of $21.1 million for the year ended Dec. 31, 2010 due to a reserve on certain assets related to the wind down of the unregulated natural gas marketing business.

Other Items

Interest expense decreased by $15.5 million due to the repurchase of long-term debt in Nov. 2011 and Dec. 2010 and a long-term debt maturity in Nov. 2010. The benefits were partially offset by incremental interest expense associated with a swap maturity in Nov. 2010, the issuance of long-term debt in Nov. 2011, June 2011 and Dec. 2010, and higher average short-term borrowings and rates.

Other-net reflected expense of $7.3 million in 2011 compared to income of $3.8 million in 2010. The increase in expense is the result of additional charitable contributions in the current year.

The effective tax rate of net operating earnings was 34.5 percent compared to 35.8 percent for the same period last year.

Fourth Quarter 2011 Operating Earnings—Segment Results (non-GAAP)

NiSource’s consolidated fourth quarter 2011 operating earnings (non-GAAP) were $252.9 million, compared to $247.8 million for the same period in 2010. Refer to Schedule 2 for the items included in the fourth quarter 2011 and 2010 GAAP operating income but excluded from operating earnings. Operating earnings for NiSource’s business segments for the fourth quarter ended Dec. 31, 2011, are discussed below.

NiSource Gas Distribution reported operating earnings of $144.9 million versus operating earnings of $112.9 million in the fourth quarter of 2010. Net revenues, excluding the impact of regulatory and tax trackers, increased $15.0 million, primarily attributable to new rates under Columbia Gas of Ohio’s approved infrastructure replacement program and rate cases at other utilities. Additionally, there was an increase in residential and commercial margins.

Operating expenses, excluding trackers, were $17.0 million lower than the comparable period due to decreases in environmental costs and depreciation expenses. These decreases were partially offset by an increase in uncollectibles.

NiSource Gas Transmission and Storage reported operating earnings of $89.0 million versus operating earnings of $99.9 million in the fourth quarter of 2010. Net revenues, excluding the impact of regulatory trackers, increased $24.9 million, primarily attributable to an increase in demand margin revenue as a result of growth projects placed into service in 2011 and throughout 2010 and the impact of new Columbia Gulf rates placed into effect on May 1, 2011.

Operating expenses, excluding trackers, increased by $37.9 million primarily due to an increase in employee and administrative expenses, driven largely by pension contributions, and an increase in software costs. These increases were partially offset by a decrease in outside service costs and lower depreciation.

Equity earnings increased by $2.1 million primarily the result of an increase in earnings at Millennium Pipeline.

NiSource Electric reported operating earnings of $43.0 million versus operating earnings of $43.4 million from the same quarter last year. Net revenues, excluding regulatory trackers, decreased $4.7 million compared to the prior year. The decrease was primarily the result of lower environmental cost recovery due primarily to a decrease in environmental spend.

Operating expenses decreased by $4.3 million, excluding trackers, due primarily to lower electric generation costs which were partially offset by increased outside service costs.

Corporate and Other Operations reported an operating earnings loss of $24.0 million in the fourth quarter of 2011 compared to an operating earnings loss of $8.4 million in 2010 due to a reserve on certain assets related to the wind down of the unregulated natural gas marketing business.

Other Items

Interest expense decreased by $0.6 million in 2011 compared to 2010 due to the change in long-term debt noted above.

Other-net reflected an expense of $12.8 million compared to $3.5 million in 2010. The change in expense was the result of an increase in charitable contributions in the current year.

The effective tax rate of net operating earnings was 36.3 percent compared to 36.2 percent for the same period last year.

Income from Continuing Operations (GAAP)

On a GAAP basis, NiSource reported income from continuing operations for the twelve months ended Dec. 31, 2011, of $303.8 million, or $1.08 per share, compared with $285.2 million, or $1.03 per share in 2010.

On a GAAP basis, NiSource reported income from continuing operations for the three months ended Dec. 31, 2011, of $17.6 million, or $0.06 per share, compared with $34.2 million, or $0.12 per share for the fourth quarter of 2010.

The NiSource GAAP results reflect certain non-material corrections to its consolidated financial statements as of Dec. 31, 2010 and for the three and twelve months ended Dec. 31, 2010. The effect of these non-material corrections was a decrease in income from continuing operations of $9.4 million or $0.03 per share for the year ended Dec. 31, 2010 and a decrease in income from continuing operations of $1.6 million or $0.01 per share for the three months ended Dec. 31, 2010.

On November 14, 2011, NiSource commenced a cash tender offer to repurchase up to $250.0 million aggregate principal amount of its outstanding 10.75% notes due 2016 and 6.15% notes due 2013. A condition of the offering was that all validly tendered 2016 notes would be accepted for purchase before any 2013 notes were accepted. On December 13, 2011, NiSource announced that approximately $125.3 million of the aggregate principal amount of its outstanding 10.75% notes due 2016 were validly tendered. Based upon the principal amount of the 2016 notes tendered, NiSource also repurchased $124.7 million of the 2013 notes. As a result of this tender offer, NiSource incurred $53.9 million in early redemption fees, primarily attributable to early redemption premiums and unamortized discounts and fees, which are recorded as a loss on the early extinguishment of long-term debt.

During the fourth quarter of 2011, NiSource reviewed its current estimates for future environmental remediation costs related to the company’s manufactured gas plant (MGP) sites. Following the review, NiSource revised its estimates based on expected remediation activities and experience with similar facilities and recorded $35.5 million of expense at subsidiaries for which environmental expense is not probable of recovery from customers.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s restructured outsourcing agreement; actual operating experience of NiSource’s assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk and the matters set forth in the “Risk Factors” Section in NiSource’s 2010 Form 10-K and 2011 Forms 10-Q, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.

Consolidated Net Operating Earnings (Non-GAAP)

(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2011	2010	2011	2010
Net Revenues
Gas Distribution	$730.9	$973.6	$2,927.6	$3,097.4
Gas Transportation and Storage	361.0	355.9	1,354.6	1,261.4
Electric	329.6	316.7	1,420.2	1,367.5
Other	29.2	21.4	92.5	92.0

Gross Revenues	1,450.7	1,667.6	5,794.9	5,818.3
Cost of Sales (excluding depreciation and amortization)	545.6	752.3	2,334.0	2,379.2

Total Net Revenues	905.1	915.3	3,460.9	3,439.1

Operating Expenses
Operation and maintenance	406.0	393.5	1,488.5	1,417.6
Operation and maintenance—trackers	43.3	62.6	194.3	239.7
Depreciation and amortization	131.1	138.8	524.1	584.7
Depreciation and amortization—trackers	3.4	3.2	14.1	12.4
Other taxes	54.0	48.5	212.6	207.1
Other taxes—trackers	20.2	24.6	80.6	77.3

Total Operating Expenses	658.0	671.2	2,514.2	2,538.8

Equity Earnings in Unconsolidated Affiliates	5.8	3.7	14.6	15.0

Operating Earnings	252.9	247.8	961.3	915.3

Other Income (Deductions)
Interest expense, net	(96.9)	(97.5)	(376.8)	(392.3)
Other, net	(12.8)	(3.5)	(7.3)	3.8

Total Other Deductions	(109.7)	(101.0)	(384.1)	(388.5)

Operating Earnings From Continuing Operations
Before Income Taxes	143.2	146.8	577.2	526.8
Income Taxes	52.0	53.2	199.4	188.6

Net Operating Earnings from Continuing Operations	91.2	93.6	377.8	338.2

GAAP Adjustment	(73.6)	(59.4)	(74.0)	(53.0)

GAAP Income from Continuing Operations	$17.6	$34.2	$303.8	$285.2

Basic Net Operating Earnings Per Share from Continuing Operations	0.32	0.33	1.35	1.22

GAAP Basic Earnings Per Share from Continuing Operations	0.06	0.12	1.08	1.03

Basic Average Common Shares Outstanding	281.4	278.6	280.4	277.8

NiSource Inc.

Segment Operating Earnings (Non-GAAP)

(unaudited)

	Three Months		Twelve Months
Gas Distribution Operations	Ended December 31,		Ended December 31,
(in millions)	2011	2010	2011	2010
Net Revenues
Sales Revenues	$877.0	$1,123.4	$3,508.4	$3,677.2
Less: Cost of gas sold	443.8	679.8	1,917.4	2,065.6

Net Revenues	433.2	443.6	1,591.0	1,611.6

Operating Expenses
Operation and maintenance	178.6	192.1	694.5	699.1
Operation and maintenance—trackers	23.6	44.6	115.7	170.8
Depreciation and amortization	43.6	49.5	174.0	239.3
Other taxes	22.3	19.9	87.4	82.5
Other taxes—trackers	20.2	24.6	80.6	77.3

Total Operating Expenses	288.3	330.7	1,152.2	1,269.0

Operating Earnings	$144.9	$112.9	$438.8	$342.6

GAAP Adjustment	(48.2)	8.6	(46.0)	(10.3)

GAAP Operating Income	$96.7	$121.5	$392.8	$332.3

	Three Months		Twelve Months
Gas Transmission and Storage Operations	Ended December 31,		Ended December 31,
(in millions)	2011	2010	2011	2010
Net Revenues
Transportation revenues	$222.6	$205.8	$776.7	$728.4
Storage revenues	48.1	49.7	196.1	198.7
Other revenues	12.6	2.3	32.8	22.1

Net Operating Revenues	283.3	257.8	1,005.6	949.2

Operating Expenses
Operation and maintenance	137.1	96.5	407.7	339.4
Operation and maintenance—trackers	16.3	15.7	65.8	59.9
Depreciation and amortization	31.9	35.8	130.0	130.7
Other taxes	14.8	13.6	56.6	57.4

Total Operating Expenses	200.1	161.6	660.1	587.4

Equity Earnings in Unconsolidated Affiliates	5.8	3.7	14.6	15.0

Operating Earnings	$89.0	$99.9	$360.1	$376.8

GAAP Adjustment	(0.1)	0.1	(0.1)	(0.2)

GAAP Operating Income	$88.9	$100.0	$360.0	$376.6

NiSource Inc.

Segment Operating Earnings (Non-GAAP)

(unaudited)

	Three Months		Twelve Months
Electric Operations	Ended December 31,		Ended December 31,
(in millions)	2011	2010	2011	2010
Net Revenues
Sales revenues	$332.1	$331.5	$1,428.4	$1,383.0
Less: Cost of sales	122.5	118.4	548.8	508.3

Net Revenues	209.6	213.1	879.6	874.7

Operating Expenses
Operation and maintenance	96.1	101.3	392.6	378.3
Operation and maintenance—trackers	3.3	2.3	12.8	9.0
Depreciation and amortization	49.9	49.0	200.6	199.4
Depreciation and amortization—trackers	3.4	3.2	14.1	12.4
Other taxes	13.9	13.9	56.5	58.6

Total Operating Expenses	166.6	169.7	676.6	657.7

Operating Earnings	$43.0	$43.4	$203.0	$217.0

GAAP Adjustment	(3.2)	(0.9)	6.5	3.8

GAAP Operating Income	$39.8	$42.5	$209.5	$220.8

	Three Months		Twelve Months
Corporate and Other Operations	Ended December 31,		Ended December 31,
(in millions)	2011	2010	2011	2010
Operating Loss	$(24.0)	$(8.4)	$(40.6)	$(21.1)

GAAP Adjustment	(15.6)	(2.9)	(16.6)	(2.9)

GAAP Operating Loss	$(39.6)	$(11.3)	$(57.2)	$(24.0)

NiSource Inc.

Segment Volumes and Statistical Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gas Distribution Operations	2011	2010	2011	2010
Sales and Transportation (MMDth)
Residential	72.6	87.8	254.5	258.0
Commercial	46.7	51.7	168.6	166.8
Industrial	109.5	101.7	431.8	385.9
Off System	10.2	15.1	62.4	71.9
Other	0.1	0.1	0.6	1.0

Total	239.1	256.4	917.9	883.6

Weather Adjustment	18.1	(9.4)	12.7	5.1

Sales and Transportation Volumes—Excluding Weather	257.2	247.0	930.6	888.7

Heating Degree Days	1,742	2,177	5,434	5,547
Normal Heating Degree Days	2,037	2,037	5,633	5,633
% Colder (Warmer) than Normal	(14%)	7%	(4%)	(2%)
Customers
Residential			3,039,579	3,039,874
Commercial			280,521	281,473
Industrial			7,861	7,668
Other			19	65

Total			3,327,980	3,329,080

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gas Transmission and Storage Operations	2011	2010	2011	2010
Throughput (MMDth)
Columbia Transmission	301.4	342.3	1,117.5	1,092.4
Columbia Gulf	270.6	223.4	1,048.0	848.4
Crossroads Gas Pipeline	4.0	5.2	18.7	25.4
Intrasegment eliminations	(124.0)	(145.5)	(548.5)	(568.7)

Total	452.0	425.4	1,635.7	1,397.5

NiSource Inc.

Segment Volumes and Statistical Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
Electric Operations	2011	2010	2011	2010
Sales (Gigawatt Hours)
Residential	765.6	792.4	3,526.5	3,625.6
Commercial	931.3	928.8	3,886.5	3,919.9
Industrial	2,247.5	2,137.2	9,257.6	8,459.0
Wholesale	144.4	181.4	651.6	817.1
Other	44.2	58.2	165.5	186.4

Total	4,133.0	4,098.0	17,487.7	17,008.0

Weather Adjustment	31.1	(15.8)	(101.1)	(174.1)

Sales Volumes—Excluding Weather impacts	4,164.1	4,082.2	17,386.6	16,833.9

Cooling Degree Days			907	977
Normal Cooling Degree Days			808	808
% Warmer (Colder) than Normal			12%	21%
Electric Customers
Residential			400,567	400,522
Commercial			54,029	53,877
Industrial			2,405	2,432
Wholesale			17	15
Other			737	740

Total			457,755	457,586

NiSource Inc.

Schedule 1—Reconciliation of Net Operating Earnings to GAAP

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in millions, except per share amounts)	2011	2010	2011	2010
Net Operating Earnings from Continuing Operations (Non-GAAP)	$91.2	$93.6	$377.8	$338.2

Items excluded from operating earnings:
Net Revenues:
Weather—compared to normal	(14.4)	9.7	(2.1)	8.4
Revenue adjustment	(0.6)	(2.1)	(0.6)	(13.1)
Unregulated natural gas marketing business	0.5	0.4	4.5	6.2

Operating Expenses:
Restructuring	—	—	—	(0.7)
Environmental MGP remediation review	(35.5)	—	(35.5)	—
Unregulated natural gas marketing business	(1.2)	(2.6)	(5.6)	(8.5)
Loss on sale of assets and asset impairments	(15.9)	(0.5)	(16.9)	(1.9)

Total items excluded from operating earnings	(67.1)	4.9	(56.2)	(9.6)

Loss on early extinguishment of debt	(53.9)	(96.7)	(53.9)	(96.7)

Tax effect of above items	47.4	36.3	42.9	42.0

Income Taxes—Tax method / rate changes	—	(3.9)	(6.8)	(3.9)
Income Taxes—Rate settlement flow-through	—	—	—	15.2

Total items excluded from net operating earnings	(73.6)	(59.4)	(74.0)	(53.0)

Reported Income from Continuing Operations—GAAP	$17.6	$34.2	$303.8	$285.2

Basic Average Common Shares Outstanding	281.4	278.6	280.4	277.8

Basic Net Operating Earnings Per Share from Continuing Operations	$0.32	$0.33	$1.35	$1.22

Items excluded from net operating earnings (after-tax)	(0.26)	(0.21)	(0.27)	(0.19)

GAAP Basic Earnings Per Share from Continuing Operations	$0.06	$0.12	$1.08	$1.03

NiSource Inc.

Schedule 2—Adjustments by Segment from Operating Earnings to GAAP

For Quarter ended December 31,

2011 (in millions)
	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$144.9	$89.0	$43.0	$(24.0)	$252.9
Net Revenues:
Weather (compared to normal)	(12.1)	—	(2.3)	—	(14.4)
Revenue sales adjustment	—	—	(0.6)	—	(0.6)
Unregulated natural gas marketing business	—	—	—	0.5	0.5

Total Impact—Net Revenues	(12.1)	—	(2.9)	0.5	(14.5)

Operating Expenses
Environmental MGP remediation review	(35.5)	—	—	—	(35.5)
Unregulated natural gas marketing business	—	—	—	(1.2)	(1.2)
Loss on sale of assets and asset impairments	(0.6)	(0.1)	(0.3)	(14.9)	(15.9)

Total Impact—Operating Expenses	(36.1)	(0.1)	(0.3)	(16.1)	(52.6)

Total Impact—Operating Income (Loss)	$(48.2)	$(0.1)	$(3.2)	$(15.6)	$(67.1)

Operating Income (Loss)—GAAP	$96.7	$88.9	$39.8	$(39.6)	$185.8

2010 (in millions)
	Gas Distribution	Gas Transmission and Storage	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$112.9	$99.9	$43.4	$(8.4)	$247.8
Net Revenues:
Weather (compared to normal)	8.6	—	1.1	—	9.7
Revenue adjustment	—	—	(2.1)	—	(2.1)
Unregulated natural gas marketing business	—	—	—	0.4	0.4

Total Impact—Net Revenues	8.6	—	(1.0)	0.4	8.0

Operating Expenses
Unregulated natural gas marketing business	—	—	—	(2.6)	(2.6)
Gain/(Loss) on sale of assets and asset impairments	—	0.1	0.1	(0.7)	(0.5)

Total Impact—Operating Expenses	—	0.1	0.1	(3.3)	(3.1)

Total Impact—Operating Income (Loss)	$8.6	$0.1	$(0.9)	$(2.9)	$4.9

Operating Income (Loss)—GAAP	$121.5	$100.0	$42.5	$(11.3)	$252.7

NiSource Inc.

Schedule 2—Adjustments by Segment from Operating Earnings to GAAP

For Quarter ended December 31,

2011 (in millions)
	Gas Distribution	Gas Transmission and Storage	Electric	Corporate and Other	Total
Operating Earnings (Loss)	$438.8	$360.1	$203.0	$(40.6)	$961.3
Net Revenues:
Weather (compared to normal)	(9.7)	—	7.6	—	(2.1)
Revenue sales adjustment	—	—	(0.6)	—	(0.6)
Unregulated natural gas marketing business	—	—	—	4.5	4.5

Total Impact—Net Revenues	(9.7)	—	7.0	4.5	1.8

Operating Expenses
Environmental MGP remediation review	(35.5)	—	—	—	(35.5)
Unregulated natural gas marketing business	—	—	—	(5.6)	(5.6)
Loss on sale of assets and asset impairments	(0.8)	(0.1)	(0.5)	(15.5)	(16.9)

Total Impact—Operating Expenses	(36.3)	(0.1)	(0.5)	(21.1)	(58.0)

Total Impact—Operating (Loss) Income	$(46.0)	$(0.1)	$6.5	$(16.6)	$(56.2)

Operating Income (Loss)—GAAP	$392.8	$360.0	$209.5	$(57.2)	$905.1

2010 (in millions)
	Gas Distribution	Gas Transmission and Storage	Electric	Corporate and Other	Total
Operating Earnings (Loss)	$342.6	$376.8	$217.0	$(21.1)	$915.3
Net Revenues:
Weather (compared to normal)	(3.4)	—	11.8	—	8.4
Revenue adjustment	(5.7)	—	(7.4)	—	(13.1)
Unregulated natural gas marketing business	—	—	—	6.2	6.2

Total Impact—Net Revenues	(9.1)	—	4.4	6.2	1.5

Operating Expenses
Restructuring	(0.2)	—	(0.5)	—	(0.7)
Unregulated natural gas marketing business	—	—	—	(8.5)	(8.5)
Loss on sale of assets and asset impairments	(1.0)	(0.2)	(0.1)	(0.6)	(1.9)

Total Impact—Operating Expenses	(1.2)	(0.2)	(0.6)	(9.1)	(11.1)

Total Impact—Operating( Loss) Income	$(10.3)	$(0.2)	$3.8	$(2.9)	$(9.6)

Operating Income (Loss)—GAAP	$332.3	$376.6	$220.8	$(24.0)	$905.7

NiSource Inc.

Consolidated Income Statements (GAAP) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2011	2010	2011	2010
Net Revenues
Gas Distribution	$718.8	$971.6	$2,917.9	$3,094.0
Gas Transmission and Storage	361.0	355.9	1,354.6	1,261.4
Electric	327.3	328.5	1,427.7	1,379.3
Other	83.4	96.0	318.9	679.9

Gross Revenues	1,490.5	1,752.0	6,019.1	6,414.6
Cost of Sales (excluding depreciation and amortization)	599.9	828.7	2,556.4	2,974.1

Total Net Revenues	890.6	923.3	3,462.7	3,440.5

Operating Expenses
Operation and maintenance	485.7	457.5	1,722.5	1,663.3
Depreciations and amortization	134.5	142.0	538.2	597.1
Impairment and loss on sale of assets, net	15.7	0.8	16.8	2.0
Other taxes	74.7	74.0	294.7	287.4

Total Operating Expenses	710.6	674.3	2,572.2	2,549.8

Equity Earnings in Unconsolidated Affiliates	5.8	3.7	14.6	15.0

Operating Income	185.8	252.7	905.1	905.7

Other Income (Deductions)
Interest expense, net	(96.9)	(97.5)	(376.8)	(392.3)
Loss on early extinguishment of long-term debt	(53.9)	(96.7)	(53.9)	(96.7)
Other, net	(12.8)	(3.5)	(7.3)	3.8

Total Other Income (Deductions)	(163.6)	(197.7)	(438.0)	(485.2)

Income From Continuing Operations Before Income Taxes	22.2	55.0	467.1	420.5
Income Taxes	4.6	20.8	163.3	135.3

Income from Continuing Operations	17.6	34.2	303.8	285.2

(Loss) Gain from Discontinued Operations—net of taxes	(2.9)	(2.4)	(4.7)	(2.7)
Gain (Loss) on sale of Discontinued Operations—net of taxes	—	—	—	0.1

Net Income	$14.7	$31.8	$299.1	$282.6

Basic Earnings Per Share
Continuing Operations	$0.06	$0.12	$1.08	$1.03
Discontinued Operations	(0.01)	(0.01)	(0.02)	(0.01)

Basic Earnings Per Share	$0.05	$0.11	$1.06	$1.02

Diluted Earnings Per Share
Continuing Operations	$0.06	$0.11	$1.05	$1.02
Discontinued Operations	(0.01)	(0.01)	(0.02)	(0.01)

Diluted Earnings Per Share	$0.05	$0.10	$1.03	$1.01

Dividends Declared Per Common Share	$0.23	$0.23	$0.92	$0.92

Basic Average Common Shares Outstanding	281.4	278.6	280.4	277.8
Diluted Average Common Shares	291.1	282.6	288.5	280.1

NiSource Inc.

Consolidated Income Statements (GAAP) (unaudited)

(in millions)	December 31, 2011	December 31, 2010
ASSETS
Property, Plant and Equipment
Utility Plant	$20,337.8	$19,494.9
Accumulated depreciation and amortization	(8,670.2)	(8,492.6)

Net utility plant	11,667.6	11,002.3

Other property, at cost, less accumulated depreciation	132.5	94.7

Net Property, Plant and Equipment	11,800.1	11,097.0

Investments and Other Assets
Assets of discontinued operations and assets held for sale	0.2	7.9
Unconsolidated affiliates	204.7	200.9
Other investments	150.9	139.7

Total Investments and Other Assets	355.8	348.5

Current Assets
Cash and cash equivalents	11.5	9.2
Restricted cash	160.6	202.9
Accounts receivable (less reserve of $30.5 and $37.4, respectively)	854.8	1,079.3
Income tax receivable	0.9	99.0
Gas inventory	427.6	298.2
Underrecovered gas and fuel costs	20.7	120.7
Materials and supplies, at average cost	87.6	83.8
Electric production fuel, at average cost	50.9	46.0
Price risk management assets	137.2	159.5
Exchange gas receivable	64.9	62.7
Regulatory assets	169.7	143.8
Prepayments and other	261.8	120.8

Total Current Assets	2,248.2	2,425.9

Other Assets
Price risk management assets	188.7	240.3
Regulatory assets	1,978.2	1,648.0
Goodwill	3,677.3	3,677.3
Intangible assets	297.6	308.6
Postretirement and postemployment benefits assets	31.5	35.1
Deferred charges and other	130.9	132.7

Total Other Assets	6,304.2	6,042.0

Total Assets	$20,708.3	$19,913.4

NiSource Inc.

Consolidated Balance Sheets (GAAP) (unaudited) (continued)

(in millions, except share amounts)	December 31, 2011	December 31, 2010
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock—$0.01 par value, 400,000,000 shares authorized; 281,853,571 and 278,855,291 shares issued and outstanding, respectively	$2.8	$2.8
Additional paid-in capital	4,167.7	4,103.9
Retained earnings	917.0	876.1
Accumulated other comprehensive loss	(59.7)	(57.9)
Treasury stock	(30.5)	(27.4)

Total Common Stockholders’ Equity	4,997.3	4,897.5
Long-term debt, excluding amounts due within one year	6,267.1	5,936.1

Total Capitalization	11,264.4	10,833.6

Current Liabilities
Current portion of long-term debt	327.3	34.2
Short-term borrowings	1,359.4	1,382.5
Accounts payable	434.8	581.8
Dividends payable	—	0.1
Customer deposits and credits	313.6	318.1
Taxes accrued	220.9	221.1
Interest accrued	111.9	114.4
Overrecovered gas and fuel costs	48.9	21.4
Price risk management liabilities	167.8	173.9
Exchange gas payable	168.2	266.1
Deferred revenue	10.1	6.8
Regulatory liabilities	112.0	92.9
Accrued liability for postretirement and postemployment benefits	26.6	23.3
Legal and environmental reserves	43.9	86.0
Other accruals	301.0	343.7

Total Current Liabilities	3,646.4	3,666.3

Other Liabilities and Deferred Credits
Price risk management liabilities	138.9	181.6
Deferred income taxes	2,541.9	2,193.1
Deferred investment tax credits	29.0	33.7
Deferred credits	78.9	68.6
Deferred revenue	—	0.3
Accrued liability for postretirement and postemployment benefits	953.8	1,039.6
Regulatory liabilities and other removal costs	1,663.9	1,595.8
Asset retirement obligations	146.4	138.8
Other noncurrent liabilities	244.7	162.0

Total Other Liabilities and Deferred Credits	5,797.5	5,413.5

Commitments and Contingencies (Refer to Note 20)	—	—

Total Capitalization and Liabilities	$20,708.3	$19,913.4

NiSource Inc.

Statements of Consolidated Cash Flows (GAAP) (unaudited)

Year Ended December 31, (in millions)	2011	2010
Operating Activities
Net Income	$299.1	$282.6
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Loss on early extinguishment of debt	53.9	96.7
Depreciation and amortization	538.2	597.1
Net changes in price risk management assets and liabilities	38.1	(5.5)
Deferred income taxes and investment tax credits	178.4	193.9
Deferred revenue	2.5	(20.4)
Stock compensation expense and 401(k) profit sharing contribution	39.2	30.9
Loss (Gain) on sale of assets	0.1	(0.1)
Loss on impairment of assets	16.7	2.1
Income from unconsolidated affiliates	(13.7)	(14.8)
Gain on disposition of discontinued operations—net of taxes	—	(0.1)
Loss from discontinued operations—net of taxes	4.7	2.7
Amortization of discount/premium on debt	8.9	10.3
AFUDC equity	(2.4)	(6.1)
Distribution Received from Equity Earnings	18.8	12.9
Changes in Assets and Liabilities:
Accounts receivable	219.6	(243.9)
Income tax receivable	98.1	51.5
Inventories	(141.8)	103.3
Accounts payable	(154.8)	37.7
Customer deposits and credits	(4.5)	(25.0)
Taxes accrued	2.3	(117.0)
Interest accrued	(2.5)	(10.7)
(Under) Overrecovered gas and fuel costs	127.5	(243.0)
Exchange gas receivable/payable	(100.1)	(14.2)
Other accruals	33.2	63.4
Prepayments and other current assets	(10.2)	(11.5)
Regulatory assets/liabilities	(322.9)	164.3
Postretirement and postemployment benefits	(92.7)	(146.6)
Deferred credits	(2.3)	(2.6)
Deferred charges and other noncurrent assets	6.9	7.9
Other noncurrent liabilities	82.0	(13.2)

Net Operating Activities from Continuing Operations	920.3	782.6
Net Operating Activities used for Discontinued Operations	(50.1)	(57.2)

Net Cash Flows from Operating Activities	870.2	725.4

Investing Activities
Capital expenditures	(1,125.2)	(803.8)
Insurance recoveries	—	5.0
Proceeds from disposition of assets	9.4	0.5
Restricted cash (withdrawals) deposits	42.3	(28.2)
Contributions to equity investees	(6.4)	(87.9)
Distributions from equity investees	—	23.8
Other investing activities	(69.4)	(53.1)

Net Investing Activities used for Continuing Operations	(1,149.3)	(943.7)
Net Investing Activities from Discontinued Operations	—	0.4

Net Cash Flows used for Investing Activities	(1,149.3)	(943.3)

Financing Activities
Issuance of long-term debt	890.0	244.6
Retirement of long—term debt	(286.9)	(977.7)
Premium and other costs to retire debt	(62.1)	(93.0)
Change in short-term debt, net	(23.1)	1,279.5
Issuance of common stock	24.4	14.4
Acquisition of treasury stock	(3.1)	(1.5)
Dividends paid—common stock	(257.8)	(255.6)

Net Cash Flows from Financing Activities	281.4	210.7

Change in cash and cash equivalents from continuing operations	52.4	49.6
Cash (contributions to) receipts from discontinued operations	(50.1)	(56.8)
Cash and cash equivalents at beginning of period	9.2	16.4

Cash and Cash Equivalents at End of Period	$11.5	$9.2